CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

SERIES B CUMULATIVE PREFERRED STOCK

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

FAT Brands Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), in accordance with Section 151 of the DGCL, does hereby certify that:

1. The name of the corporation is FAT Brands Inc. (the “Corporation”).

2. The Amended and Restated Certificate of Incorporation of the Corporation (as it may be amended or restated further from time to time, the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on October 19, 2017.

3. Pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation, as amended, and pursuant to the provisions of Sections 103 and 151(g) of the DGCL, said Board of Directors, on September 24, 2019, adopted a resolution establishing the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation’s Series B Cumulative Preferred Stock, which resolution is as follows:

RESOLVED, that, pursuant to authority given by Article IV of the Certificate of Incorporation, as amended (which authorized 5,000,000 shares of preferred stock, par value $0.0001 per share), a new series of preferred stock in the Corporation, having the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series, set forth below be, and it hereby is, authorized by the Board of Directors of the Corporation as follows:

Section 1. Number of Shares and Designation. This series of Preferred Stock shall be designated as Series B Cumulative Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), and the number of shares that shall constitute such series shall be 1,200,000.

Section 2. Definitions. For purposes of the Series B Preferred Stock and as used in this Certificate, the following terms shall have the meanings indicated:

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Call Date” shall mean the date fixed for redemption of the Series B Preferred Stock and specified in the notice to holders required under paragraph (e) of Section 5 hereof as the Call Date.

“Certificate” shall mean this Certificate of Designation of Rights and Preferences of the Series B Preferred Stock.

“Change of Control” shall mean when, after the original issuance of the Series B Preferred Stock, any of the following has occurred and is continuing: (i) any sale, lease, or transfer, exclusive license or other dispositions (or series of sales, leases, transfers, exclusive licenses or other dispositions) of all or substantially all of the assets of the Corporation and its subsidiaries; (ii) any sale, transfer or issuance (or series of sales, transfers or issuances) of capital stock by the Corporation or the holders of Common Shares (or other Voting Stock of the Corporation) that results in the inability of the beneficial holders of Common Shares (or other Voting Stock of the Corporation) immediately prior to such sale, transfer or issuance to designate or elect a majority of the board of directors (or its equivalent) of the Corporation; or (iii) any merger, consolidation, recapitalization or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) that results in the inability of the beneficial holders of Common Shares (or other Voting Stock of the Corporation) immediately prior to such merger, consolidation, recapitalization or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company; provided, that a Change of Control shall not include a change in the beneficial or record holders of Common Shares or voting rights in the Corporation resulting or arising from one or more transactions by which the owners of any entity that is a stockholder of the Corporation directly receive or are issued Common Shares of the Corporation in lieu of their ownership in such entity, whether upon dissolution, liquidation or reorganization of such entity, or by merger, acquisition or other business combination transaction involving such entity and the Corporation or its subsidiaries.

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“Common Shares” shall mean the shares of common stock, $0.0001 par value, of the Corporation, and shares of any other class of securities into which such securities may hereafter be reclassified or exchanged.

“Dividend Default” shall have the meaning set forth in subparagraph (b)(i) of Section 3 hereof.

“Dividend Payment Date” shall have the meaning set forth in subparagraph (a) of Section 3 hereof.

“Dividend Periods” shall mean quarterly dividend periods commencing on the first day of each of January, April, July and October and ending on and including the day preceding the first day of the next succeeding Dividend Period; provided, however, that any Dividend Period during which any Series B Preferred Stock shall be redeemed pursuant to Section 5 hereof shall end on but shall not include the Call Date only with respect to the Series B Preferred Stock being redeemed.

“Dividend Rate” shall mean 8.25% per annum.

“Dividend Record Date” shall have the meaning set forth in paragraph (a) of Section 3 hereof.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“FAT Board” shall mean the board of directors of the Corporation or any committee of members of the board of directors authorized by such board to perform any of its responsibilities with respect to the Series B Preferred Stock.

“Issue Date” shall mean the original date of issuance of Series B Preferred Stock, or October 3, 2019.

“Junior Shares” shall have the meaning set forth in subparagraph (a)(iii) of Section 7 hereof.

“Mandatory Redemption Date” shall have the meaning set forth in paragraph (c) of Section 5 hereof.

“Parity Shares” shall have the meaning set forth in paragraph (b) of Section 7 hereof.

“Penalty Rate” shall mean 10.0% per annum.

“Person” shall mean any individual, firm, partnership, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

A “Quarterly Dividend Default” shall occur if the Corporation fails to pay dividends on the Series B Preferred Stock provided for in paragraph (a) of Section 3 in full for any Dividend Period.

“SEC” shall have the meaning set forth in Section 9 hereof.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Senior Shares” shall have the meaning set forth in paragraph (a) of Section 7 hereof.

“Series B Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“set apart for payment” shall be deemed to include, without any further action, the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to an authorization by the FAT Board and a declaration of dividends or other distribution by the Corporation, the initial and continued allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series B Preferred Stock shall mean irrevocably placing such funds in a separate account or irrevocably delivering such funds to a disbursing, paying or other similar agent.

“Transfer Agent” means VStock Transfer, LLC, or such other agent or agents of the Corporation as may be designated by the FAT Board or its duly authorized designee as the transfer agent, registrar and dividend disbursing agent for the Series B Preferred Stock.

“Voting Stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.

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Section 3. Dividends.

(a) Holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the FAT Board or a duly authorized committee thereof, in its sole discretion, out of funds of the Corporation legally available for the payment of distributions, cumulative preferential cash dividends at a rate per annum equal to the Dividend Rate multiplied by $25.00 per share stated liquidation preference of the Series B Preferred Stock (subject to adjustment as set forth in paragraphs (b) and (c) of this Section 3). Such dividends shall accrue without interest and accumulate, whether or not earned or declared, on each issued and outstanding share of the Series B Preferred Stock from (and including) the original date of issuance of such share and shall be payable quarterly in arrears on a date selected by the Corporation each quarter that is no later than twenty (20) days following the end of each Dividend Period (each such day being hereinafter called a “Dividend Payment Date”); provided, that (i) Series B Preferred Stock issued during any Dividend Period after the Dividend Record Date for such Dividend Period shall only begin to accrue dividends on the first day of the next Dividend Period; and provided, further, that (ii) if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date (if declared) may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series B Preferred Stock for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the month in which the applicable Dividend Payment Date occurs, or such other date designated by the FAT Board or an officer of the Corporation duly authorized by the FAT Board for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).

(b) Upon the occurrence of four accumulated, accrued and unpaid Quarterly Dividend Defaults, whether consecutive or non-consecutive (a “Dividend Default”), then:

(i) the Dividend Rate shall increase to the Penalty Rate, commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and for each subsequent Dividend Payment Date thereafter until such time as the Corporation has paid all accumulated accrued and unpaid dividends on the Series B Preferred Stock in full and has paid accrued dividends for all Dividend Periods during the two most recently completed Quarterly Dividend Periods in full, at which time the Dividend Rate shall be reinstated; and

(ii) when the Dividend Default is cured and the Dividend Rate is reinstated, a second Dividend Default shall not occur until the Corporation has an additional four accumulated, accrued and unpaid Quarterly Dividend Defaults, whether consecutive or non-consecutive after the initial default is cured.

(c) No dividend on the Series B Preferred Stock will be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any Senior Shares or any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under the DGCL or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, dividends on the Series B Preferred Stock shall continue to accrue without interest and accumulate regardless of whether: (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the FAT Board. Accrued and unpaid dividends on the Series B Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption of the Series B Preferred Stock, as the case may be.

(d) Except as provided in the next sentence, if any Series B Preferred Stock is outstanding, no dividends will be declared or paid or set apart for payment on any Parity Shares or Junior Shares, unless all accumulated accrued and unpaid dividends are contemporaneously declared and paid in cash, or declared and a sum of cash sufficient for the payment thereof is set apart for payment, on the Series B Preferred Stock for all past Dividend Periods with respect to which full dividends were not paid on the Series B Preferred Stock in cash. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Series B Preferred Stock and upon all Parity Shares, all dividends declared, paid or set apart for payment upon the Series B Preferred Stock and all such Parity Shares shall be declared and paid pro rata or declared and set apart for payment pro rata so that the amount of dividends declared per share of Series B Preferred Stock and per share of such Parity Shares shall in all cases bear to each other the same ratio that accumulated dividends per share of Series B Preferred Stock and such other Parity Shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other Parity Shares do not bear cumulative dividends) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series B Preferred Stock which may be in arrears, whether at the Dividend Rate or at the Penalty Rate.

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(e) Except as provided in paragraph (d) of this Section 3, unless all accumulated accrued and unpaid dividends on the Series B Preferred Stock are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof is set apart for payment for all past Dividend Periods with respect to which full dividends were not paid on the Series B Preferred Stock, no dividends (other than payable in shares of Common Stock or Junior Shares ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) may be declared or paid or set apart for payment upon the Common Stock or any Junior Shares or Parity Shares, nor shall any Common Stock or any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for Junior Shares or by redemption, purchase or acquisition of stock under any employee benefit plan of the Corporation).

(f) Holders of Series B Preferred Stock shall not be entitled to any dividend in excess of all accumulated accrued and unpaid dividends on the Series B Preferred Stock as described in this Section 3. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

Section 4. Liquidation Preference.

(a) Subject to the rights of the holders of Senior Shares and Parity Shares, in the event of any liquidation, dissolution, winding up or Change of Control of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares as to the distribution of assets on any liquidation, dissolution, winding up or Change of Control of the Corporation, each holder of the Series B Preferred Stock shall be entitled to receive an amount of cash equal to $25.00 per share of Series B Preferred Stock plus an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to the date of final distribution to such holders. If, upon any liquidation, dissolution, winding up or Change of Control of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series B Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares as to the distribution of assets on any liquidation, dissolution, winding up or Change of Control of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Stock and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series B Preferred Stock and any such other Parity Shares if all amounts payable thereon were paid in full.

(b) Written notice of any such liquidation, dissolution, winding up or Change of Control of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 20 nor more than 60 days prior to the payment date stated therein, to each record holder of Series B Preferred Stock at the respective address of such holders as the same shall appear on the stock transfer records of the Corporation.

Subject to the rights of the holders of Senior Shares and Parity Shares upon liquidation, dissolution, winding up or Change of Control, upon any liquidation, dissolution, winding up or Change of Control of the Corporation, after payment shall have been made in full to the holders of the Series B Preferred Stock, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock shall not be entitled to share therein.

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Section 5. Redemption.

(a) Optional Redemption at Election of Corporation. The Corporation may redeem the Series B Preferred Stock, in whole at any time or from time to time in part, at the option of the Corporation, for cash, at the following redemption price per share of Series B Preferred Stock, plus any unpaid dividends indicated in paragraph (d) of this Section 5:

(i)	After October 3, 2020 and on or prior to October 3, 2021: $27.50 per share.
(ii)	After October 3, 2021 and on or prior to October 3, 2022: $26.125 per share.
(iii)	After October 3, 2022: $25.00 per share.

If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed pursuant to the Corporation’s exercise of its redemption right under this paragraph (a), the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Corporation.

(b) Optional Redemption at Election of Holder. Holders of record of Series B Preferred Stock may elect to cause the Corporation to redeem all or any portion of their shares of Series B Preferred Stock for cash, at the following redemption price per share of Series B Preferred Stock, plus any unpaid dividends indicated in paragraph (d) of this Section 5:

(i)	After October 3, 2020 and on or prior to October 3, 2021: $22.00 per share.
(ii)	After October 3, 2021 and on or prior to October 3, 2022: $22.50 per share.
(iii)	After October 3, 2022 and on or prior to October 3, 2023: $23.00 per share.
(iv)	After October 3, 2023: $25.00 per share.

A holder making such election shall provide written notice thereof to the Corporation specifying the name and address of the holder and the number of shares of Series B Preferred Stock to be redeemed. The Corporation shall redeem the specified shares at a time that is not more than 120 days following receipt of such notice. The Corporation may require the surrender and endorsement of the physical share certificates representing the redeemed shares upon payment of the redemption price.

(c) Mandatory Redemption. Unless the Series B Preferred Stock shall have been redeemed pursuant to paragraph (a) or paragraph (b) of this Section 5, the Series B Preferred Stock shall be subject to mandatory redemption by the Corporation for an amount equal to $25.00 per share plus the amounts indicated in paragraph (d) of this Section 5 upon the occurrence of the first to occur of the following: (i) the date which is the five-year anniversary of the Issue Date, or October 3, 2024 (the “Mandatory Redemption Date”), or (ii) the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(d) Unpaid Dividends. Upon any redemption of Series B Preferred Stock pursuant to this Section 5, the Corporation shall, subject to the next sentence, pay any accumulated accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the Call Date. If the Call Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, then each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Stock called for redemption.

(e) Redemption Procedures. Notice of the redemption of any Series B Preferred Stock under paragraph (a) or (c) of this Section 5 shall be mailed by first class mail to each holder of record of Series B Preferred Stock to be redeemed at the address of each such holder as shown on the Corporation’s records, not less than 20 nor more than 60 days prior to the Call Date. Neither the failure to mail any notice required by this paragraph (e), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of shares of Series B Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price per share of Series B Preferred Stock (determined as set forth in paragraph (a) or paragraph (c) of this Section 5, as applicable) plus accumulated accrued and unpaid dividends through the Call Date (determined as set forth in paragraph (d) of this Section 5); (4) if any shares are represented by certificates, the place or places at which certificates for such shares are to be surrendered; (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein; and (6) any other information required by law or by the applicable rules of any exchange or national securities market upon which the Series B Preferred Stock may be listed or admitted for trading. Notice having been mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series B Preferred Stock so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series B Preferred Stock shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon).

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(f) Set Asides. The Corporation’s obligation to provide cash in accordance with the preceding subsection shall be deemed fulfilled if, on or before the Call Date, the Corporation shall irrevocably deposit funds necessary for such redemption, in trust, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50 million, with irrevocable instructions that such cash be applied to the redemption of the Series B Preferred Stock so called for redemption, in which case the notice to holders of the Series B Preferred Stock will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates, if any, representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the redemption price (including all accumulated accrued and unpaid dividends to the Call Date, determined as set forth in paragraph (d) of this Section 5). No interest shall accrue for the benefit of the holders of Series B Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Corporation after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

(g) Limitations on Redemption.

(i) If all accumulated accrued and unpaid dividends on the Series B Preferred Stock and any other class or series of Parity Shares of the Corporation have not been paid in cash (or, with respect to any Parity Shares, in Parity Shares), or declared and set apart for payment in cash (or, with respect to any Parity Shares, in Parity Shares), then the Corporation shall not redeem, purchase or acquire any shares of Series B Preferred Stock or Parity Shares, otherwise than (A) pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Stock and Parity Shares, (B) in exchange for Junior Shares, (C) pursuant to paragraph (b) of this Section 5, provided that the holders of not less than 75% of the outstanding shares of Series B preferred Stock have elected to redeem such shares, or (D) pursuant to paragraph (c) of this Section 5.

(ii) The Corporation shall not redeem, purchase or acquire any shares of Series B Preferred Stock or Parity Shares at such time as (A) the terms and provisions of any Senior Shares or any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such redemption, purchase or acquisition, or such redemption, purchase or acquisition would constitute a breach thereof or a default thereunder, (B) if such redemption, purchase or acquisition is restricted or prohibited under the DGCL or other applicable law, or (C) at any time that any optional or mandatory redemption has been triggered for any other shares of Series B Preferred Stock or Parity Shares and has reached the final time required for payment.

Section 6. Status of Acquired Shares. All shares of Series B Preferred Stock issued and redeemed by the Corporation in accordance with Section 5 hereof, or otherwise acquired by the Corporation, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

Section 7. Ranking.

(a) Any class or series of shares of stock of the Corporation shall be deemed to rank:

(i) prior to the Series B Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution, winding up or Change of Control, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, winding up or Change of Control, as the case may be, in preference or priority to the holders of Series B Preferred Stock (“Senior Shares”);

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(ii) on a parity with the Series B Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution, winding up or Change of Control, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Stock, if the holders of such class or series and the Series B Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution, winding up or Change of Control in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”); and

(iii) junior to the Series B Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution, winding up or Change of Control, if such class or series shall be the Common Shares or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series B Preferred Stock have preference or priority in the payment of dividends and in the distribution of assets upon any liquidation, dissolution, winding up or Change of Control of the Corporation (“Junior Shares”).

(b) The Corporation’s Series A Fixed Rate Cumulative Preferred Stock shall be considered Senior Shares relative to the Series B Preferred Stock. The Corporation’s Series A-1 Fixed Rate Cumulative Preferred Stock shall be considered Parity Shares relative to the Series B Preferred Stock. The Corporation’s Common Shares shall be considered Junior Shares relative to the Series B Preferred Stock.

Section 8. Voting Rights.

(a) So long as any shares of Series B Preferred Stock are outstanding, the affirmative vote of the holders of more than fifty percent (50%) of the Series B Preferred Stock then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Any amendment, alteration or repeal of any provisions of the Certificate of Incorporation or this Certificate that materially and adversely affects the rights, preferences or voting power of the Series B Preferred Stock; provided, however, that the amendment of the Certificate of Incorporation to authorize or create, or to increase or decrease the authorized amount of, the Series B Preferred Stock, or any Senior Shares, Parity Shares or Junior Shares, shall not be deemed to materially or adversely affect the rights, preferences or voting power of the Series B Preferred Stock;

(ii) A statutory share exchange, consolidation with or merger of the Corporation with or into another entity or consolidation of the Corporation with or merger of another entity into the Corporation, that in each case materially and adversely affects the rights, preferences or voting power of the Series B Preferred Stock, unless in such case each share of Series B Preferred Stock shall be converted into or exchanged for an amount of cash equal to or greater than the applicable redemption price called for under Section 5 hereof at the time of such conversion or exchange or preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications and terms or conditions of redemption thereof that are materially the same as that of a share of Series B Preferred Stock; or

(iii) Approving any waiver or amendment of the restrictions set forth in paragraphs (d) or (e) of Section 3 hereof;

provided, however, that no such vote of the holders of Series B Preferred Stock shall be required if, at or prior to the time when any of the above actions is to take effect, a deposit is made for the redemption in cash of all shares of Series B Preferred Stock at the time outstanding, as provided in paragraph (e) of Section 5 hereof, for a redemption price called for under Section 5 at the time of such redemption.

(b) For purposes of paragraph (a) of this Section 8, each share of Series B Preferred Stock shall have one vote per share. Except as required by applicable provisions of the DGCL, the Series B Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action. No amendment to these terms of the Series B Preferred Stock shall require the vote of the holders of Common Shares (except as required by law) or any other series of Preferred Stock.

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Section 9. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, the Corporation shall (a) transmit by mail to all holders of Series B Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports and quarterly reports in substantially the same form that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such sections (other than any exhibits that would have been required); and (b) promptly upon written request, supply copies of such reports to any prospective holder of Series B Preferred Stock. The Corporation shall mail the reports to the holders of Series B Preferred Stock within 15 days after the respective dates by which the Corporation would have been required to file the reports with the SEC if the Corporation were then subject to Section 13 or 15(d) of the Exchange Act, assuming the Corporation is a “non-accelerated filer” in accordance with the Exchange Act.

Section 10. Record Holders. The Corporation and the Transfer Agent shall deem and treat the record holder of any shares of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 11. Sinking Fund. The Series B Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 12. No Conversion Right. Except as set forth in paragraph (b) of Section 5, the shares of Series B Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

Section 13. Form of Security. The Series B Preferred Stock shall be issued as book-entry securities directly registered in the stockholder’s name on the Corporation’s books and records or, if requested by any holder of the Series B Preferred Stock, such holder’s shares may be issued in certificated form.

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed and acknowledged by the undersigned officer of the Corporation as of this 2nd day of October 2019.

FAT BRANDS INC.

By:	/s/ Andrew A. Wiederhorn
Andrew A. Wiederhorn
President and Chief Executive Officer

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